                            [COMMONWEALTH LETTERHEAD]



January 30, 1998


To the Special Committee of the Board of Directors
Wedgestone Financial
Irwindale Avenue, Suite #168
Irwindale, CA 91708


You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Company (other than those defined as "Remaining Shareholders" in the Company's Tender Offer ("the Offer," or "Offer")) of the cash consideration to be received by such stockholders in the Company's Offer to purchase shares of beneficial interest (the "Shares") at $.65 per share net to the seller in cash from all such shareholders.

In connection with the preparation of this opinion, we have not been authorized by either the Board or the Independent Special Committee of the Board to solicit, nor have we solicited, third-party indications of interest with respect to a business combination or other extraordinary transaction involving the purchase of Wedgestone Financial or any of its subsidiaries or assets. As such, we are not in a position to state or recommend that this Offer represents the best possible or potential highest price offer. Rather, our opinion is limited to whether this Offer at this time is fair from a financial point of view, to the independent shareholders of the Company.

For purposes of the opinion set forth herein we have, INTER ALIA:

(i) reviewed certain publicly available historical financial and operating data concerning the Company including the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

(ii) interviewed certain members of senior management of the Company to discuss the prospects for the Company's business;

(iii) reviewed certain information of the Company, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company prepared by the management of the Company;

(iv) reviewed publicly available financial operating and stock market data concerning certain companies engaged in businesses which the Company's management deemed relatively comparable to the Company;

Special Committee of the Board of Directors
January 30, 1998
Page 2



(v) inquired as to the financial terms of certain recent transactions management deemed relevant to our inquiry;

(vi) reviewed the historical market prices and trading volumes of the Company's Shares;

(vii) reviewed the relationship between the Company's Shares' historical market prices and its reported earnings per share data; and

(viii) reviewed and conducted such other financial studies, analyses and investigations we deemed appropriate.

We have, with your approval, assumed that the drafts of the Agreement and Shareholders Agreement when executed in definitive form by the parties thereto will conform in all material respects to the drafts of such agreements, which we have reviewed.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and its management team. We have not assumed any responsibility for independent verification of such information.

With respect to the financial forecasts provided to us by the Company, management has represented to us, and we have assumed that such forecasts (and assumptions and bases therefor) have been prepared in good faith and represent management's best currently available estimate as to the future financial performance of the Company. We express no opinion with respect to such projections, forecasts, and analyses or the assumptions upon which they are based. We have not made any independent appraisal of the assets or liabilities of the Company, and no such appraisal has been provided to us. Further, our opinion is necessarily based on economic, financial, market and other conditions as they exist and can be evaluated as of the date hereof.

This letter and the opinion expressed herein are for the use of the Special Committee of Board of Directors of the Company. This opinion does not constitute a recommendation to any stockholder of the Company with respect to whether such stockholder should tender his or her Shares in the Offer and should not be relied upon by any stockholder as such.

This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent, except that the Company may include this opinion in its entirety in any disclosure document to be sent to the Company's stockholders or filed with the Securities and Exchange Commission relating to the Offer.

Special Committee of the Board of Directors
January 30, 1998
Page 3


Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the cash consideration of $.65 per share to be received by the shareholders of the Company pursuant to the Offer to such stockholders is fair from a financial point of view.

Sincerely,

Commonwealth Associates